EXHIBIT 10.1

On August 28, 2007, the Compensation Committee of the Board of Directors of Kreisler Manufacturing Corporation (the “Company”) approved the granting of cash bonuses under the Fiscal 2007 Bonus Plan in the amount of $78,750 to each of Michael D. Stern, Co-President and CEO of the Company, and Edward A. Stern, Co-President and CFO of the Company.